Exhibit 3.1

SIXTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ZULILY, INC.

Darrell Cavens hereby certifies that:

ONE: The original name of this corporation is BSI Holdings, Inc. and the date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was October 16, 2009.

TWO: He is the duly elected and acting President of Zulily, Inc., a Delaware corporation.

THREE: The Certificate of Incorporation of this corporation is hereby amended and restated to read as follows:

I.

The name of this company is zulily, inc. (the “Company”).

II.

The address of the registered office of the Company in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, State of Delaware 19808, and the name of the registered agent of the Company in the State of Delaware at such address is Corporation Service Company.

III.

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

IV.

A. The Company is authorized to issue three classes of stock to be designated, respectively, “Class A Common Stock”, “Class B Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is eight hundred forty million one hundred six thousand three (840,106,003) shares, five hundred million (500,000,000) shares of which shall be Class A Common Stock (the “Class A Common Stock”), two hundred seventy-five million (275,000,000) shares of which shall be Class B Common Stock (the “Class B Common Stock”) and sixty-five million one hundred six thousand three (65,106,003) shares of which shall be Preferred Stock (the “Preferred Stock”). The Class A Common Stock, Class B Common Stock and Preferred Stock shall have a par value of $0.0001 per share. The Class A Common Stock and Class B Common Stock are collectively referred to herein as the “Common Stock”.

Upon the acceptance of this Amended and Restated Certificate of Incorporation (“Restated Certificate”) for filing with the Secretary of State of the State of Delaware (the “Effective Time”), each one (1) share of Common Stock, par value $0.00002 per share (the “Prior Common Stock”), of the Company issued and outstanding immediately prior to the Effective Time, shall automatically, without further action on the part of the Company or any holder of Common Stock, be reclassified and become one (1) fully paid and non-assessable share of Class B Common Stock (the “Reclassification”).

At the Effective Time, after giving effect to the Reclassification, and without further action by the holders of such shares:

(i) each four (4) outstanding shares of Class B Common Stock (after giving effect to the Reclassification) shall be combined and reconstituted into one (1) fully paid and non-assessable share of outstanding Class B Common Stock;

(ii) each four (4) outstanding shares of Series Seed Preferred Stock shall be combined and reconstituted into one (1) fully paid and non-assessable share of outstanding Series Seed Preferred Stock;

(iii) each four (4) outstanding shares of Series A Preferred Stock shall be combined and reconstituted into one (1) fully paid and non-assessable share of outstanding Series A Preferred Stock;

(iv) each four (4) outstanding shares of Series B Preferred Stock shall be combined and reconstituted into one (1) fully paid and non-assessable share of outstanding Series B Preferred Stock;

(v) each four (4) outstanding shares of Series C Preferred Stock shall be combined and reconstituted into one (1) fully paid and non-assessable share of outstanding Series C Preferred Stock; and

(vi) each four (4) outstanding shares of Series D Preferred Stock shall be combined and reconstituted into one (1) fully paid and non-assessable share of outstanding Series D Preferred Stock (collectively, the “Reverse Stock Split”).

The Reverse Stock Split shall be effected for each class or series of Preferred Stock on a stock certificate by stock certificate basis, such that any fractional shares of Class B Common Stock or any series of Preferred Stock, as applicable, resulting from the Reverse Stock Split and held by a single record holder shall be aggregated. No fractional shares of Class B Common Stock or any series of Preferred Stock shall be issued upon the combination of any such shares in the Reverse Stock Split. If the Reverse Stock Split would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the fair market value (as determined by the Company’s Board of Directors) of one share of Class B Common Stock or such series of Preferred Stock, as applicable, as of the Effective Time (after giving effect to the foregoing Reverse Stock Slit), rounded up to the nearest whole cent.

The Reclassification and Reverse Stock Split shall occur whether or not the certificates representing such shares of Prior Common Stock or Preferred Stock are surrendered to the Company or its transfer agent.

The par value of each share of capital stock shall be adjusted in connection with the Reclassification and Reverse Stock Split and shall be as stated above in this Article IV, Section A. All of the share amounts, amounts per share and per share numbers for the Class A Common Stock, Class B Common Stock and each series of Preferred Stock, as applicable, set forth herein have been adjusted to give effect to the Reclassification and Reverse Stock Split.

B. The number of authorized shares of Class A Common Stock or Class B Common Stock may be increased or decreased (but not below the number of shares of Class A Common Stock or Class B Common Stock, as applicable, then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote (voting together as a single class on an as-if-converted basis).

C. The Preferred Stock authorized by this Restated Certificate may be issued from time to time in one or more series. The first series of Preferred stock shall be designated “Series Seed Preferred Stock” and shall consist of nine million six hundred sixty thousand nine hundred fifty (9,660,950) shares. The second series of Preferred Stock shall be designated “Series A Preferred Stock” and shall consist of twenty-eight million eight hundred seventy-five thousand six hundred fifty (28,875,650) shares. The third series of Preferred Stock shall be designated “Series B Preferred Stock” and shall consist of eleven million two hundred thirty thousand nine hundred eight (11,230,908) shares. The fourth series of Preferred Stock shall be designated “Series C Preferred Stock” shall consist of five million ninety-four thousand five hundred sixty-nine (5,094,569) shares. The fifth series of Preferred Stock shall be designated “Series D Preferred Stock” shall consist of ten million two hundred forty-three thousand nine hundred twenty-six (10,243,926) shares

D. The rights, preferences, privileges, restrictions and other matters relating to the Preferred Stock and Common Stock are as follows:

1. DIVIDEND RIGHTS.

(a) Holders of Series Seed Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, in preference to the holders of Common Stock, shall be entitled to receive, when, as and if declared by the Board of Directors (the “Board”), but only out of funds that are legally available therefor, cash dividends at the rate of (i) eight percent (8%) of the Series Seed Original Issue Price (as defined below) per annum on each outstanding share of Series Seed Preferred Stock then held by them, (ii) eight percent (8%) of the Series A Original Issue Price (as defined below) per annum on each outstanding share of Series A Preferred Stock then held by them, (iii) eight percent (8%) of the Series B Original Issue Price (as defined below) per annum on each outstanding share of Series B Preferred Stock then held by them, (iv) eight percent (8%) of the Series C Original Issue Price (as defined below) per annum on each outstanding share of Series C Preferred Stock then held by them and (v) eight percent (8%) of the Series D Original Issue Price (as defined below) per annum on each outstanding share of Series D Preferred Stock then held by them. Such dividends shall be payable only when, as and if declared by the Board and shall be non-cumulative.

(b) The “Series Seed Original Issue Price” shall be $0.0621056 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof); the “Series A Original Issue Price” shall be $0.145816 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof); the “Series B Original Issue Price” shall be $0.53424 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof); the “Series C Original Issue Price” shall be $6.2812 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof); and the “Series D Original Issue Price” shall be $8.2976 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof).

(c) So long as any shares of Series Seed Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock are outstanding, the Company shall not pay or declare any dividend, whether in cash or property, or make any other distribution on the Common Stock, or purchase, redeem or otherwise acquire for value any shares of Common Stock, until all dividends as set forth in Section 1(a) above on the Series Seed Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall have been paid or declared and set apart, except for:

(i) acquisitions of Common Stock by the Company pursuant to agreements approved by the Board which permit the Company to repurchase such shares at cost (or the lesser of cost or fair market value) upon termination of services to the Company;

(ii) acquisitions of Common Stock in exercise of the Company’s right of first refusal to repurchase such shares;

(iii) distributions to holders of Common Stock in accordance with Sections 3 and 4; or

(iv) acquisitions of Common Stock or Preferred Stock by the Company pursuant to agreements approved by the Board and the holders of at least 70% of the outstanding Preferred Stock (voting as a single class on an as-converted to Class B Common Stock basis).

(d) In the event dividends are paid on any share of Common Stock, the Company shall pay an additional dividend on all outstanding shares of Preferred Stock in a per share amount equal (on an as-if-converted to Class B Common Stock basis) to the amount paid or set aside for each share of Common Stock.

(e) The provisions of Sections 1(c) and 1(d) shall not apply to a dividend payable solely in Common Stock to which the provisions of Section 5(f) hereof are applicable, or any repurchase of any outstanding securities of the Company that is approved by the Board and the holders of Preferred Stock pursuant to Section 2(b) hereof.

2. VOTING RIGHTS.

(a) General Rights. Each holder of shares of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Class B Common Stock into which such shares of Preferred Stock could be converted (pursuant to Section 5 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall have voting rights and powers equal to the voting rights and powers of the Class B Common Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Company. Except as otherwise provided herein or as required by law, the Preferred Stock shall vote together with the Common Stock at any annual or special meeting of the stockholders and not as a separate class, and may act by written consent in the same manner as the Common Stock.

(b) Separate Vote of Preferred Stock. For so long as at least 3,750,000 shares of Preferred Stock (subject to adjustment for any stock split, reverse stock split or other similar event affecting the Preferred Stock after the filing date hereof) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least 70% of the outstanding Preferred Stock (voting as a single class on an as-converted to Class B Common Stock basis) shall be necessary for effecting or validating the following actions (whether by amendment, merger, consolidation, recapitalization or otherwise):

(i) Any alteration or change to the rights, preferences or privileges of the shares of Preferred Stock;

(ii) Any increase or decrease in the authorized number of shares of Preferred Stock or Common Stock;

(iii) Any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company ranking on a parity with or senior to the Series Seed Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or the Series D Preferred Stock in right of redemption, liquidation preference, voting or dividend rights or any increase in the authorized or designated number of any such new class or series;

(iv) Any redemption, repurchase, payment or declaration of dividends or other distributions with respect to Common Stock or Preferred Stock (except for acquisitions of Common Stock or Preferred Stock by the Company permitted by Section 1(c)(i), (ii) or (iv) hereof, distributions permitted by Section 1(c)(iii) hereof, and redemptions required by Section 6 hereof);

(v) Any agreement by the Company or its stockholders regarding an Asset Transfer or Acquisition (each as defined in Section 4 hereof);

(vi) Any voluntary dissolution, liquidation or winding-up of the Company;

(vii) Any increase or decrease in the authorized number of members of the Board;

(viii) Any amendment, alteration, or repeal of any provision of the Certificate of Incorporation (including any filing of a Certificate of Designation) or the Bylaws of the Company;

(ix) Any incurrence of indebtedness in excess of $500,000 (individually or in the aggregate with all other indebtedness of the Company and subsidiaries); or

(x) Any guarantees of indebtedness except for trade accounts of the Company or any subsidiary arising in the ordinary course of business.

(c) Separate Vote of Series B Preferred Stock. For so long as at least 3,750,000 shares of Series B Preferred Stock (subject to adjustment for any stock split, reverse stock split or other similar event affecting the Preferred Stock after the filing date hereof) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of a majority of the Series B Preferred Stock shall be necessary for effecting or validating the following actions (whether by amendment, merger, consolidation, recapitalization or otherwise):

(i) Any alteration or change to the rights, preferences and privileges of the Series B Preferred Stock;

(ii) Any alteration or change to the rights, preferences and privileges of the Series Seed Preferred Stock, Series A Preferred Stock, Series C Preferred Stock or Series D Preferred Stock if such alteration or change would adversely affect the Series B Preferred Stock; or

(iii) Any amendment, alteration or waiver of this Section 2(c), or of Article IV Sections D.2(f)(ii), D.5(b)(iii), D.5(c)(iii), D.5(h)(v) or D.5(q); or

(iv) Any other amendment of the Certificate of Incorporation or Bylaws that adversely affects the Series B Preferred Stock;

provided, however, that for purposes of this Section 2(c), (A) the mere authorization or designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company ranking on a parity with or senior to the Series B Preferred Stock in right of redemption, liquidation preference, voting or dividend rights or (B) any increase in the authorized or designated number of any such new class or series shall not require a separate vote of the holders of a majority of the Series B Preferred Stock.

(d) Separate Vote of Series C Preferred Stock. For so long as at least 1,250,000 shares of Series C Preferred Stock (subject to adjustment for any stock split,

reverse stock split or other similar event affecting the Preferred Stock after the filing date hereof) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of a majority of the Series C Preferred Stock shall be necessary for effecting or validating the following actions (whether by amendment, merger, consolidation, recapitalization or otherwise):

(i) Any alteration or change to the rights, preferences and privileges of the Series C Preferred Stock;

(ii) Any alteration or change to the rights, preferences and privileges of the Series Seed Preferred Stock, Series A Preferred Stock, Series B Preferred Stock or Series D Preferred Stock if such alteration or change would adversely affect the Series C Preferred Stock; or

(iii) Any amendment, alteration or waiver of this Section 2(d), or of Article IV Sections D.2(f)(iii), D.5(b)(iv), D.5(c)(iv), D.5(h)(v) or D.5(q); or

(iv) Any other amendment of the Certificate of Incorporation or Bylaws that adversely affects the Series C Preferred Stock;

provided, however, that for purposes of this Section 2(d), (A) the mere authorization or designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company ranking on a parity with or senior to the Series C Preferred Stock in right of redemption, liquidation preference, voting or dividend rights or (B) any increase in the authorized or designated number of any such new class or series shall not require a separate vote of the holders of a majority of the Series C Preferred Stock.

(e) Separate Vote of Series D Preferred Stock. For so long as at least 5,121,963 shares of Series D Preferred Stock (subject to adjustment for any stock split, reverse stock split or other similar event affecting the Preferred Stock after the filing date hereof) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of a majority of the Series D Preferred Stock shall be necessary for effecting or validating the following actions (whether by amendment, merger, consolidation, recapitalization or otherwise):

(i) Any alteration or change to the rights, preferences and privileges of the Series D Preferred Stock;

(ii) Any alteration or change to the rights, preferences and privileges of the Series Seed Preferred Stock, Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock if such alteration or change would adversely affect the Series D Preferred Stock; or

(iii) Any amendment, alteration or waiver of this Section 2(e), or of Article IV Sections D.5(b)(v), D.5(c)(v), D.5(h)(v) or D.5(q);

(iv) Any other amendment of the Certificate of Incorporation or Bylaws that adversely affects the Series D Preferred Stock;

(v) Any increase in the authorized number of shares of Series D Preferred Stock; or

(vi) Any waiver by the holders of the Preferred Stock of the treatment of an event as a deemed Liquidation Event (as defined below) to the extent such waiver would affect the holders of the Series D Preferred Stock adversely and in a manner different than the holders of any other series of Preferred Stock;

provided, however, that for purposes of this Section 2(e), (A) the mere authorization or designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company ranking on a parity with or senior to the Series D Preferred Stock in right of redemption, liquidation preference, voting or dividend rights or (B) any increase in the authorized or designated number of any such new class or series shall not require a separate vote of the holders of a majority of the Series D Preferred Stock

(f) Election of Board of Directors.

(i) For so long as at least 3,750,000 shares of Series A Preferred Stock remain outstanding (subject to adjustment for any stock split, reverse stock split or similar event affecting the Series A Preferred Stock after the filing date hereof) the holders of Series A Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director.

(ii) For so long as at least 3,750,000 shares of Series B Preferred Stock remain outstanding (subject to adjustment for any stock split, reverse stock split or similar event affecting the Series B Preferred Stock after the filing date hereof) the holders of Series B Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director.

(iii) For so long as at least 1,250,000 shares of Series C Preferred Stock remain outstanding (subject to adjustment for any stock split, reverse stock split or similar event affecting the Series C Preferred Stock after the filing date hereof) the holders of Series C Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director.

(iv) The holders of Class B Common Stock, voting as a separate class, shall be entitled to elect three (3) members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

(v) The holders of Class B Common Stock and Preferred Stock, voting together as a single class on an as-if-converted basis, shall be entitled to elect all remaining members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

3. LIQUIDATION RIGHTS.

(a) Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary (a “Liquidation Event”), before any distribution or payment shall be made to the holders of any Common Stock, the holders of Series Seed Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall be entitled to be paid out of the assets of the Company legally available for distribution, an amount per share equal to (i) the Series Seed Original Issue Price for each share of Series Seed Preferred Stock then held by them plus all declared and unpaid dividends on the Series Seed Preferred Stock, (ii) the Series A Original Issue Price for each share of Series A Preferred Stock then held by them plus all declared and unpaid dividends on the Series A Preferred Stock, (iii) the Series B Original Issue Price for each share of Series B Preferred Stock then held by them plus all declared and unpaid dividends on the Series B Preferred Stock, (iv) the Series C Original Issue Price for each share of Series C Preferred Stock then held by them plus all declared and unpaid dividends on the Series C Preferred Stock and (v) the Series D Original Issue Price for each share of Series D Preferred Stock then held by them plus all declared and unpaid dividends on the Series D Preferred Stock. If, upon any such Liquidation Event, the assets of the Company shall be insufficient to make payment in full to all holders of Series Seed Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock of the liquidation preference set forth in this Section 3(a), then such assets (or consideration) shall be distributed among the holders of Series Seed Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

(b) After the payment of the full liquidation preferences of the Preferred Stock as set forth in Section 3(a) above, the remaining assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock.

4. ASSET TRANSFER OR ACQUISITION RIGHTS.

(a) In the event that the Company is a party to an Acquisition or Asset Transfer (each as hereinafter defined), then each holder of Series Seed Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and/or Series D Preferred Stock shall be entitled to receive, for each share of Series Seed Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and/or Series D Preferred Stock then held, out of the proceeds available for distribution at the closing of such Acquisition or Asset Transfer, and at each other date after such closing on which additional amounts (such as earn-out payments, escrow amounts or other contingent payments) are available for distribution, the greater of (i) the amount of cash, securities or other property to which such holder would be entitled to receive in a Liquidation Event pursuant to Section 3(a) above (without giving effect to this Section 4(a)) or (ii) the amount of cash, securities or other property to which such holder would be entitled to receive in a Liquidation Event with respect to such shares of a particular series of Preferred Stock if such shares had been converted to Class B Common Stock immediately prior to such Acquisition or Asset Transfer, giving effect to this Section 4(a) with respect to all series of Preferred Stock simultaneously (and in the case of clause (ii) of this sentence, such shares shall receive the same form of consideration in the Acquisition or Asset Transfer as the shares of Class B Common Stock of the Company).

(b) For the purposes of this Section 4: (i) “Acquisition” shall mean (A) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, continue to hold a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) in substantially the same proportions immediately after such consolidation, merger or reorganization; or (B) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred; provided that an Acquisition shall not include any transaction or series of related transactions principally for bona fide equity financing purposes in which cash is received by the Company or indebtedness of the Company is cancelled or converted or a combination thereof; and (ii) “Asset Transfer” shall mean (A) a sale, lease, exclusive license or other disposition, in a single transaction or series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries taken as a whole or (B) the sale or disposition (whether by merger or otherwise and whether in a single transaction or series of related transactions) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company.

(c) In any Acquisition or Asset Transfer, if the consideration to be received is securities of a corporation or other property other than cash, its value will be deemed its fair market value as determined in good faith by the Board on the date such determination is made.

5. CONVERSION RIGHTS.

The holders of the Preferred Stock shall have the following rights with respect to the conversion of the Preferred Stock into shares of Class B Common Stock (the “Conversion Rights”):

(a) Optional Conversion. Subject to and in compliance with the provisions of this Section 5, any shares of Preferred Stock may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Class B Common Stock. The number of shares of Class B Common Stock to which a holder of Series Seed Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the “Series Seed

Preferred Conversion Rate” then in effect (determined as provided in Section 5(b)(i)) by the number of shares of Series Seed Preferred Stock being converted. The number of shares of Class B Common Stock to which a holder of Series A Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the “Series A Preferred Conversion Rate” then in effect (determined as provided in Section 5(b)(ii)) by the number of shares of Series A Preferred Stock being converted. The number of shares of Class B Common Stock to which a holder of Series B Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the “Series B Preferred Conversion Rate” then in effect (determined as provided in Section 5(b)(iii)) by the number of shares of Series B Preferred Stock being converted. The number of shares of Class B Common Stock to which a holder of Series C Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the “Series C Preferred Conversion Rate” then in effect (determined as provided in Section 5(b)(iv)) by the number of shares of Series C Preferred Stock being converted. The number of shares of Class B Common Stock to which a holder of Series D Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the “Series D Preferred Conversion Rate” then in effect (determined as provided in Section 5(b)(v)) by the number of shares of Series D Preferred Stock being converted.

(b) Preferred Stock Conversion Rates.

(i) The conversion rate in effect at any time for conversion of the Series Seed Preferred Stock (the “Series Seed Preferred Conversion Rate”) shall be the quotient obtained by dividing the Series Seed Original Issue Price by the “Series Seed Preferred Conversion Price,” calculated as provided in Section 5(c)(i).

(ii) The conversion rate in effect at any time for conversion of the Series A Preferred Stock (the “Series A Preferred Conversion Rate”) shall be the quotient obtained by dividing the Series A Original Issue Price by the “Series A Preferred Conversion Price,” calculated as provided in Section 5(c)(ii).

(iii) The conversion rate in effect at any time for conversion of the Series B Preferred Stock (the “Series B Preferred Conversion Rate”) shall be the quotient obtained by dividing the Series B Original Issue Price by the “Series B Preferred Conversion Price,” calculated as provided in Section 5(c)(iii).

(iv) The conversion rate in effect at any time for conversion of the Series C Preferred Stock (the “Series C Preferred Conversion Rate”) shall be the quotient obtained by dividing the Series C Original Issue Price by the “Series C Preferred Conversion Price,” calculated as provided in Section 5(c)(iv).

(v) The conversion rate in effect at any time for conversion of the Series D Preferred Stock (the “Series D Preferred Conversion Rate”) shall be the quotient obtained by dividing the Series D Original Issue Price by the “Series D Preferred Conversion Price,” calculated as provided in Section 5(c)(v).

(c) Preferred Stock Conversion Prices.

(i) The conversion price for the Series Seed Preferred Stock shall initially be the Series Seed Original Issue Price (the “Series Seed Preferred Conversion Price”). Such initial Series Seed Preferred Conversion Price shall be adjusted from time to time in accordance with this Section 5. All references to the Series Seed Preferred Conversion Price herein shall mean the Series Seed Preferred Conversion Price as so adjusted.

(ii) The conversion price for the Series A Preferred Stock shall initially be the Series A Original Issue Price (the “Series A Preferred Conversion Price”). Such initial Series A Preferred Conversion Price shall be adjusted from time to time in accordance with this Section 5. All references to the Series A Preferred Conversion Price herein shall mean the Series A Preferred Conversion Price as so adjusted.

(iii) The conversion price for the Series B Preferred Stock shall initially be the Series B Original Issue Price (the “Series B Preferred Conversion Price”). Such initial Series B Preferred Conversion Price shall be adjusted from time to time in accordance with this Section 5. All references to the Series B Preferred Conversion Price herein shall mean the Series B Preferred Conversion Price as so adjusted.

(iv) The conversion price for the Series C Preferred Stock shall initially be the Series C Original Issue Price (the “Series C Preferred Conversion Price”). Such initial Series C Preferred Conversion Price shall be adjusted from time to time in accordance with this Section 5. All references to the Series C Preferred Conversion Price herein shall mean the Series C Preferred Conversion Price as so adjusted.

(v) The conversion price for the Series D Preferred Stock shall initially be $8.19886928 (which is reflective of prior adjustments between the Original Issue Date and the date of filing of this Restated Certificate) (the “Series D Preferred Conversion Price”). Such initial Series D Preferred Conversion Price shall be adjusted from time to time in accordance with this Section 5. All references to the Series D Preferred Conversion Price herein shall mean the Series D Preferred Conversion Price as so adjusted.

(d) Mechanics of Conversion. Each holder of Preferred Stock who desires to convert the same into shares of Class B Common Stock pursuant to this Section 5 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for such Preferred Stock, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number and series of shares of Preferred Stock being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Class B Common Stock to which such holder is entitled and shall promptly pay (i) in cash or, to the extent sufficient funds are not then legally available therefor, in Class B Common Stock (at the Class B Common Stock’s fair market value determined by the Board as of the date of such conversion), any declared and unpaid dividends on the shares of Preferred Stock being converted and (ii) in cash (at the Class B Common Stock’s fair market value determined by the Board as of the date of conversion) the value of any fractional share of Class B Common Stock otherwise issuable to any holder of Preferred Stock. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Preferred Stock to be converted, and the person entitled to receive the shares of Class B Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Class B Common Stock on such date.

(e) Adjustment for Stock Splits and Combinations. If at any time or from time to time on or after the date that the first share of Series D Preferred Stock is issued (the “Original Issue Date”) the Company effects a subdivision of the outstanding Class B Common Stock, the Series Seed Preferred Conversion Price, Series A Preferred Conversion Price, Series B Conversion Price, Series C Preferred Conversion Price and Series D Preferred Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if at any time or from time to time after the Original Issue Date the Company combines the outstanding shares of Class B Common Stock into a smaller number of shares, the Series Seed Preferred Conversion Price, Series A Preferred Conversion Price, Series B Preferred Conversion Price, Series C Preferred Conversion Price and Series D Preferred Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 5(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f) Adjustment for Class B Common Stock Dividends and Distributions. If at any time or from time to time on or after the Original Issue Date the Company pays to holders of Class B Common Stock a dividend or other distribution in additional shares of Class B Common Stock, the Series Seed Preferred Conversion Price, Series A Preferred Conversion Price, Series B Preferred Conversion Price, Series C Preferred Conversion Price and Series D Preferred Conversion Price then in effect shall be decreased as of the time of such dividend or distribution, as provided below:

(i) The Series Seed Preferred Conversion Price, Series A Preferred Conversion Price, Series B Preferred Conversion Price, Series C Preferred Conversion Price and Series D Preferred Conversion Price shall be adjusted by multiplying the Series Seed Preferred Conversion Price, Series A Preferred Conversion Price, Series B Preferred Conversion Price, Series C Preferred Conversion Price and Series D Preferred Conversion Price, as applicable, then in effect by a fraction:

(A) the numerator of which is the total number of shares of Class B Common Stock issued and outstanding immediately prior to the time of such dividend or distribution, and

(B) the denominator of which is the total number of shares of Class B Common Stock issued and outstanding immediately prior to the time of such dividend or distribution plus the number of shares of Class B Common Stock issuable in payment of such dividend or distribution;

(ii) If the Company fixes a record date to determine which holders of Class B Common Stock are entitled to receive such dividend or other distribution, the Series Seed Preferred Conversion Price, Series A Preferred Conversion Price, Series B Preferred Conversion Price, Series C Preferred Conversion Price and Series D Preferred Conversion Price shall be fixed as of the close of business on such record date and the number of shares of Class B Common Stock shall be calculated immediately prior to the close of business on such record date; and

(iii) If such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series Seed Preferred Conversion Price, Series A Preferred Conversion Price, Series B Preferred Conversion Price, Series C Preferred Conversion Price and Series D Preferred Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series Seed Preferred Conversion Price, Series A Preferred Conversion Price, Series B Preferred Conversion Price, Series C Preferred Conversion Price and Series D Preferred Conversion Price shall be adjusted pursuant to this Section 5(f) to reflect the actual payment of such dividend or distribution.

(g) Adjustment for Reclassification, Exchange, Substitution, Reorganization, Merger or Consolidation. If at any time or from time to time on or after the Original Issue Date the Class B Common Stock issuable upon the conversion of any series of Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, merger, consolidation or otherwise (other than an Acquisition or Asset Transfer as defined in Section 4 or a subdivision or combination of shares or stock dividend provided for elsewhere in this Section 5), in any such event each holder of such series of Preferred Stock shall then have the right to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, merger, consolidation or other change by holders of the maximum number of shares of Class B Common Stock into which such shares of such series of Preferred Stock could have been converted immediately prior to such recapitalization, reclassification, merger, consolidation or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of each series of Preferred Stock after the capital reorganization to the end that the provisions of this Section 5 (including adjustment of the Series Seed Preferred Conversion Price, Series A Preferred Conversion Price, Series B Preferred Conversion Price, Series C Preferred Conversion Price and Series D Preferred Conversion Price then in effect and the number of shares issuable upon conversion of such series of Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

(h) Sale of Shares Below Preferred Stock Conversion Prices.

(i) If at any time or from time to time on or after the Original Issue Date the Company issues or sells, or is deemed by the express provisions of this Section 5(h) to have issued or sold, Additional Shares of Common Stock (as defined below), other than as provided in Section 5(e), 5(f) or 5(g) above, for an Effective Price (as defined below) less than the then-effective Series Seed Preferred Conversion Price, Series A Preferred Conversion Price, Series B Preferred Conversion Price, Series C Preferred Conversion Price or Series D Preferred Conversion Price (a “Qualifying Dilutive Issuance”), then and in each such case, the then-existing Series Seed Preferred Conversion Price, Series A Preferred Conversion Price, Series B Preferred Conversion Price, Series C Preferred Conversion Price and/or Series D Preferred Conversion Price, as applicable, shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the Series Seed Preferred Conversion Price, Series A Preferred Conversion Price, Series B Preferred Conversion Price, Series C Preferred Conversion Price and/or Series D Preferred Conversion Price in effect immediately prior to such issuance or sale by a fraction:

(A) the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the Aggregate Consideration (as defined below) received or deemed received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such then-existing Series Seed Preferred Conversion Price, Series A Preferred Conversion Price, Series B Preferred Conversion Price, Series C Preferred Conversion Price or Series D Preferred Conversion Price, as the case may be, and

(B) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued.

For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Class B Common Stock outstanding, (B) the number of shares of Class B Common Stock into which the then-outstanding shares of Preferred Stock could be converted if fully converted on the day immediately preceding the given date, and (C) the number of shares of Class B Common Stock which are issuable upon the exercise or conversion of all other rights, options and convertible securities outstanding on the day immediately preceding the given date.

(ii) No adjustment shall be made to the Series Seed Preferred Conversion Price, Series A Preferred Conversion Price, Series B Preferred Conversion Price, Series C Preferred Conversion Price or Series D Preferred Conversion Price in an amount less than one-tenth of one cent ($0.001). Any adjustment otherwise required by this Section 5(h) that is not required to be made due to the preceding sentence shall be included in any subsequent adjustment to the Series Seed Preferred Conversion Price, Series A Preferred Conversion Price, Series B Preferred Conversion Price, Series C Preferred Conversion Price or Series D Preferred Conversion Price. Any adjustment required by this Section 5(h) shall be rounded to the first decimal for which such rounding represents less than one tenth of one percent (0.1%) of the Series Seed Preferred Conversion Price, Series A Preferred Conversion Price, Series B Preferred Conversion Price, Series C Preferred Conversion Price or Series D Preferred Conversion Price, as applicable, in effect after such adjustment.

(iii) For the purpose of making any adjustment required under this Section 5(h), the aggregate consideration received by the Company for any issue or sale of securities (the “Aggregate Consideration”) shall be computed as: (A) to the extent it consists of cash, the gross amount of cash received by the Company before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale and without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, the fair value of that property as determined in good faith by the Board, and (C) if Additional Shares of Common Stock,

Convertible Securities (as defined below) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

(iv) For the purpose of the adjustment required under this Section 5(h), if the Company issues or sells (x) Preferred Stock or other stock, options, warrants, purchase rights or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as “Convertible Securities”) or (y) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities and if the Effective Price of such Additional Shares of Common Stock is less than the Series Seed Preferred Conversion Price, Series A Preferred Conversion Price, Series B Preferred Conversion Price, Series C Preferred Conversion Price or Series D Preferred Conversion Price, as the case may be, in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities plus:

(A) in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options; and

(B) in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses.

(C) If the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further, that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities.

(D) No further adjustment of the Series Seed Preferred Conversion Price, Series A Preferred Conversion Price, Series B Preferred Conversion Price, Series C Preferred Conversion Price or Series D Preferred Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock or the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Series Seed Preferred Conversion Price, Series A Preferred Conversion Price, Series B Preferred Conversion Price, Series C Preferred Conversion Price or Series D Preferred Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Series Seed Preferred Conversion Price, Series A Preferred Conversion Price, Series B Preferred Conversion Price, Series C Preferred Conversion Price or Series D Preferred Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Preferred Stock.

(v) For the purpose of making any adjustment to the Series Seed Preferred Conversion Price, Series A Preferred Conversion Price, Series B Preferred Conversion Price, Series C Preferred Conversion Price or Series D Preferred Conversion Price required under this Section 5(h), “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 5(h) (including shares of Common Stock subsequently reacquired or retired by the Company), other than:

(A) shares of Class B Common Stock actually issued upon conversion of the Preferred Stock;

(B) shares of Common Stock issued pursuant to the exercise of Convertible Securities outstanding as of the Original Issue Date;

(C) shares of Common Stock issued upon a stock split, stock dividend or any subdivision of shares of Common Stock, pursuant to which the Series Seed Preferred Conversion Price, Series A Preferred Conversion Price, Series B Preferred Conversion Price, Series C Preferred Conversion Price and Series D Preferred Conversion Price are otherwise adjusted pursuant to this Section 5;

(D) shares of Common Stock or Convertible Securities issued after the Original Issue Date to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board, including the representatives designated by the Preferred Stock;

(E) shares of Common Stock or Convertible Securities issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial institution approved by the Board, including the representatives designated by the Preferred Stock;

(F) shares of Common Stock or Convertible Securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition, strategic alliance or similar business combination approved by the Board, including the representatives designated by the Preferred Stock;

(G) any Common Stock or Convertible Securities issued in connection with strategic transactions involving the Company and other entities, including (i) joint ventures, manufacturing, marketing, supply or distribution arrangements, (ii) technology transfer or development arrangements or (iii) any other arrangements involving corporate partners that are primarily for purposes other than raising capital, the terms of which are approved by the Board, including the representatives designated by the Preferred Stock; and

(H) shares of Common Stock issued in connection with the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, with gross cash proceeds to the Company of at least $50,000,000 (before deduction of underwriters, commissions and expenses) and that results in Company’s stock being listed for trading on the New York Stock Exchange, NASDAQ Global Select Market or NASDAQ Global Market (a “Qualified IPO”), provided such Qualified IPO is approved by the Board, including the representatives designated by the Preferred Stock.

References to Common Stock in the subsections of this clause (v) above shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 5(h). The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 5(h), into the Aggregate Consideration received, or deemed to have been received by the Company for such issue under this Section 5(h), for such Additional Shares of Common Stock. In the event that the number of shares of Additional Shares of Common Stock or the Effective Price cannot be ascertained at the time of issuance, such Additional Shares of Common Stock shall be deemed issued immediately upon the occurrence of the first event that makes such number of shares or the Effective Price, as applicable, ascertainable.

(vi) In the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance (the “First Dilutive Issuance”), then in the event that the Company issues or sells, or is deemed to have issued or sold, within ninety (90) days of the date of the First Dilutive Issuance, Additional Shares of Common Stock in a Qualifying Dilutive Issuance other than the First Dilutive Issuance as a part of the same transaction or series of related transactions as the First Dilutive Issuance (a “Subsequent Dilutive Issuance”), then and in each such case upon a Subsequent Dilutive Issuance the Series Seed Preferred Conversion Price, Series A Preferred Conversion Price, Series B Preferred Conversion Price, Series C Preferred Conversion Price

and/or Series D Preferred Conversion Price, as applicable, shall be reduced to the Series Seed Preferred Conversion Price, Series A Preferred Conversion Price, Series B Preferred Conversion Price, Series C Preferred Conversion Price or Series D Preferred Conversion Price, as the case may be, that would have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance.

(i) Series D Preferred Conversion Price Adjustment for Additional Stock Options. In the event that at any time after the date of filing of this Restated Certificate but prior to the date eighteen (18) months after the Original Issue Date (the “Restricted Period”), the Company issues or sells shares of Class B Common Stock or Convertible Securities to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board in excess of the aggregate 18,105,313 shares (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like after the filing date hereof) reserved for issuance under the Company’s 2009 Equity Incentive Plan on date of filing of this Restated Certificate (such additional shares, a “Pool Increase”), then the Series D Preferred Conversion Price shall be reduced on the date of each Pool Increase during the Restricted Period, to a price determined by multiplying the Series D Preferred Conversion Price in effect immediately prior to such Pool Increase (disregarding for purposes of such calculation any adjustments to the Series D Preferred Conversion Price for any prior Pool Increase during the Restricted Period) by a fraction:

(i) the numerator of which is the Fully Diluted Share Number (as defined below); and

(ii) the denominator of which is the sum of the Fully Diluted Share Number plus the Pool Increase triggering the recalculation plus all prior Pool Increases during the Restricted Period.

For the purposes of the preceding sentence, the “Fully Diluted Share Number” shall be 125,779,889 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like after the filing date hereof), which is equal to the sum of (A) the number of shares of Common Stock outstanding as of the Original Issue Date, (B) the number of shares of Common Stock into which the shares of Preferred Stock outstanding as of the Original Issue Date (excluding any shares of Series D Preferred Stock) could be converted if fully converted on the day immediately preceding the Original Issue Date and (C) the number of shares of Common Stock which are issuable upon the exercise or conversion of all other rights, options and convertible securities outstanding or reserved for issuance on the day immediately preceding the Original Issue Date. For purposes of this Section 5(i), the calculation of any Pool Increase shall be net of any reduction to the aggregate shares reserved for issuance under the Company’s 2009 Equity Incentive Plan during the Restricted Period. For purposes of this Section 5(i), there shall be no adjustment to the Series D Preferred Conversion Price for a Pool Increase in connection with a Qualified IPO.

(j) Certificate of Adjustment. In each case of an adjustment or readjustment of the Series Seed Preferred Conversion Price, Series A Preferred Conversion Price, Series B Preferred Conversion Price, Series C Preferred Conversion Price or Series D

Preferred Conversion Price for the number of shares of Class B Common Stock or other securities issuable upon conversion of the Preferred Stock, if the Series Seed Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock is then convertible pursuant to this Section 5, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and shall, upon request, prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Preferred Stock so requesting at the holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the Series Seed Preferred Conversion Price, Series A Preferred Conversion Price, Series B Preferred Conversion Price, Series C Preferred Conversion Price or Series D Preferred Conversion Price, as applicable, at the time in effect, (iii) the number of Additional Shares of Common Stock issued or sold or deemed to have been issued or sold and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of such series of Preferred Stock, as applicable. Failure to request or provide such notice shall have no effect on any such adjustment.

(k) Notices of Record Date. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 4) or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer (as defined in Section 4), or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Preferred Stock at least ten (10) days prior to (x) the record date, if any, specified therein; or (y) if no record date is specified, the date upon which such action is to take effect (or, in either case, such shorter period approved by the holders of at least a 70% of the outstanding Preferred Stock (on an as-converted to Class B Common Stock basis) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Class B Common Stock (or other securities) shall be entitled to exchange their shares of Class B Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

(l) Automatic Conversion.

(i) Each share of Preferred Stock shall automatically be converted into shares of Class B Common Stock, based on the then-effective Series Seed Preferred Conversion Price, Series A Preferred Conversion Price, Series B Preferred Conversion Price, Series C Preferred Conversion Price or Series D Preferred Conversion Price, as applicable, immediately upon the closing of a Qualified IPO. In addition, (A) each share of Series Seed

Preferred Stock and Series A Preferred Stock shall automatically be converted into shares of Class B Common Stock, based on the then-effective Series Seed Preferred Conversion Price or Series A Preferred Conversion Price, as applicable, at any time upon the affirmative election of the holders of a majority of the outstanding shares of the Series Seed Preferred Stock and Series A Preferred Stock (voting together and on an as-converted to Class B Common Stock basis); (B) each share of Series B Preferred Stock shall automatically be converted into shares of Class B Common Stock, based on the then-effective Series B Preferred Conversion Price, at any time upon the affirmative election of the holders of a majority of the outstanding shares of the Series B Preferred Stock, voting as a separate series; (C) each share of Series C Preferred Stock shall automatically be converted into shares of Class B Common Stock, based on the then-effective Series C Preferred Conversion Price, at any time upon the affirmative election of the holders of a majority of the outstanding shares of the Series C Preferred Stock, voting as a separate series; (D) each share of Series D Preferred Stock shall automatically be converted into shares of Class B Common Stock, based on the then-effective Series D Preferred Conversion Price at any time upon the affirmative election of the holders of a majority of the outstanding shares of the Series D Preferred Stock, voting as a separate series. Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 5(d).

(ii) Upon the occurrence of either of the events specified in Section 5(l)(i) above, the outstanding shares of such series (or all such series, if applicable) of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Class B Common Stock issuable upon such conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Preferred Stock, the holders of Preferred Stock shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Preferred Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Class B Common Stock into which the shares of Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 5(d).

(m) Fractional Shares. No fractional shares of Class B Common Stock shall be issued upon conversion of Preferred Stock. All shares of Class B Common Stock (including fractions thereof) issuable upon conversion of more than one share of Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the fair market value of one share of Class B Common Stock (as determined by the Board) on the date of conversion.

(n) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Class B Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Class B Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock. If at any time the number of authorized but unissued shares of Class B Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of the Preferred Stock, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Class B Common Stock to such number of shares as shall be sufficient for such purpose.

(o) Notices. Any notice required by the provisions of this Section 5 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

(p) Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Class B Common Stock upon conversion of shares of Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Class B Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered.

(q) Waiver of Adjustment to Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of any series of Preferred Stock may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the holders of a majority of the outstanding shares of such series of Preferred Stock. Any such waiver shall bind all future holders of shares of such series of Preferred Stock.

6. REDEMPTION.

(a) The Company shall be obligated to redeem the Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock (collectively, the “Redeemable Preferred Stock”) as follows:

(i) The holders of at least 70% of the then-outstanding shares of Redeemable Preferred Stock, voting together as a single class on an as-converted to Class B Common Stock basis, may require the Company to redeem the then-outstanding Redeemable Preferred Stock beginning not prior to the seventh anniversary of the Original Issue Date; provided that the Company shall receive at least sixty (60) days prior to the date of redemption (the “Redemption Date”) written notice of such election of the Redeemable Preferred Stock; provided, further that the Series D Preferred Stock shall only be redeemed upon the vote or written consent of the holders of a majority of the then outstanding shares of Series D Preferred

Stock (and if the holders of the Series D Preferred Stock do not consent to such redemption, then the redemption of the other Redeemable Preferred Stock shall not be affected). The Company shall effect such redemption on the Redemption Date, to the extent it may lawfully do so, by paying in cash: (A) in exchange for the shares of Series B Preferred Stock to be redeemed on the Redemption Date, a sum equal to the Series B Original Issue Price per share of Series B Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like after the filing date hereof) plus an amount equal to 8% of the Series B Original Issue Price per annum, compounded annually from the date of issuance of the Series B Preferred Stock to the Redemption Date; (B) in exchange for the shares of Series C Preferred Stock to be redeemed on the Redemption Date, a sum equal to the Series C Original Issue Price per share of Series C Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like after the filing date hereof) plus an amount equal to 8% of the Series C Original Issue Price per annum, compounded annually from the date of issuance of the Series C Preferred Stock to the Redemption Date; and (C) in exchange for the shares of Series D Preferred Stock to be redeemed on the Redemption Date, a sum equal to the Series D Original Issue Price per share of Series D Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like after the filing date hereof) plus an amount equal to 8% of the Series D Original Issue Price per annum, compounded annually from the date of issuance of the Series D Preferred Stock to the Redemption Date. The total amount to be paid for the Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock is hereinafter referred to as the “Redemption Price.” Shares subject to redemption pursuant to this Section 6(a) shall be redeemed from each holder of Redeemable Preferred Stock on a pro rata basis, based on the number of shares of Redeemable Preferred Stock then held.

(ii) At least thirty (30) days but no more than sixty (60) days prior to the Redemption Date, the Company shall send a notice (a “Redemption Notice”) to all holders of Redeemable Preferred Stock to be redeemed setting forth (A) the Redemption Price for the shares to be redeemed; and (B) the place at which such holders may obtain payment of the Redemption Price upon surrender of their share certificates. If Delaware law governing distributions to stockholders prevents the Company from redeeming all shares to be redeemed at the Redemption Date, then it shall so notify such holders and shall redeem such shares pro rata (based on the portion of the aggregate Redemption Price payable to them) to the maximum extent consistent with such law and shall redeem the remaining shares to be redeemed as soon as the Company may lawfully do so under such law.

(b) On or prior to the Redemption Date, the Company shall deposit the Redemption Price of all shares to be redeemed with a bank or trust company having aggregate capital and surplus in excess of $100,000,000, as a trust fund, with irrevocable instructions and authority to the bank or trust company to pay, on and after such Redemption Date, the Redemption Price of the shares to their respective holders upon the surrender of their share certificates. Any moneys deposited by the Company pursuant to this Section 6(b) for the redemption of shares thereafter converted into shares of Class B Common Stock pursuant to Section 5 hereof no later than the fifth (5th) day preceding the Redemption Date shall be returned to the Company forthwith upon such conversion. The balance of any funds deposited by the Company pursuant to this Section 6(b) remaining unclaimed at the expiration of one (1) year following the Redemption Date shall be returned to the Company promptly upon its written request.

(c) On or after the Redemption Date, each holder of shares of Redeemable Preferred Stock to be redeemed shall surrender such holder’s certificates representing such shares to the Company in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by such certificates are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price or the Company is unable to pay the Redemption Price due to not having sufficient legally available funds, all rights of the holder of such shares as holder of Redeemable Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificates), shall cease and terminate with respect to such shares; provided that in the event that shares of Redeemable Preferred Stock are not redeemed due to a default in payment by the Company or because the Company does not have sufficient legally available funds, such shares of Redeemable Preferred Stock shall remain outstanding and shall be entitled to all of the rights and preferences provided herein until redeemed.

(d) In the event of a call for redemption of any shares of Redeemable Preferred Stock, the Conversion Rights (as defined in Section 5) for such Redeemable Preferred Stock shall terminate as to the shares designated for redemption at the close of business on the last business day preceding the Redemption Date, unless default is made in payment of the Redemption Price.

7. NO REISSUANCE OF PREFERRED STOCK.

Any share or shares of Preferred Stock redeemed, purchased, converted or exchanged shall be cancelled and retired and shall not be reissued or transferred.

E. Except as provided above, the rights, preferences, privileges, restrictions and other matters relating to the Class A Common Stock and Class B Common Stock are as follows:

1. Definitions. For purposes of this Article IV(E), the following definitions shall apply:

(a) “Change of Control Transaction” means (i) the sale, lease, exchange, or other disposition (other than liens and encumbrances created in the ordinary course of business, including liens or encumbrances to secure indebtedness for borrowed money that are approved by the Company’s Board of Directors, so long as no foreclosure occurs in respect of any such lien or encumbrance) of all or substantially all of the Company’s property and assets (which shall for such purpose include the property and assets of any direct or indirect subsidiary of the Company), provided that any sale, lease, exchange or other disposition of property or assets exclusively between or among the Company and any direct or indirect subsidiary or subsidiaries of the Company shall not be deemed a “Change of Control Transaction”; (ii) the merger, consolidation, business combination, or other similar transaction of the Company with any other entity, other than a merger, consolidation, business combination, or other similar transaction that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company and more than fifty percent (50%) of the total number of outstanding shares of the Company’s capital stock, in each case as outstanding immediately after such merger, consolidation, business combination, or other similar transaction, and the stockholders of the Company immediately prior to the merger, consolidation, business combination, or other similar transaction own voting securities of the Company, the surviving entity or its parent immediately following the merger, consolidation, business combination, or other similar transaction in substantially the same proportions (vis a vis each other) as such stockholders owned the voting securities of the Company immediately prior to the transaction; and (iii) the recapitalization, liquidation, dissolution, or other similar transaction involving the Company, other than a recapitalization, liquidation, dissolution, or other similar transaction that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company and more than fifty percent of the total number of outstanding shares of the Company’s capital stock, in each case as outstanding immediately after such recapitalization, liquidation, dissolution or other similar transaction, and the stockholders of the Company immediately prior to the recapitalization, liquidation, dissolution or other similar transaction own voting securities of the Company, the surviving entity or its parent immediately following the recapitalization, liquidation, dissolution or other similar transaction in substantially the same proportions (vis a vis each other) as such stockholders owned the voting securities of the Company immediately prior to the transaction.

(b) “Disability” means permanent and total disability such that the Founder is unable to engage in any substantial gainful activity by reason of any medically determinable mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve months as determined by a licensed medical practitioner. In the event of a dispute whether the Founder has suffered a Disability, no Disability of the Founder shall be deemed to have occurred unless and until an affirmative ruling regarding such Disability has been made by a court of competent jurisdiction, and such ruling has become final and non-appealable.

(c) “Distribution” means (i) any dividend or distribution of cash, property or shares of the Company’s capital stock; and (ii) any distribution following or in connection with any liquidation, dissolution or winding up of the Company, either voluntary or involuntary.

(d) “Equivalent Consideration” shall mean, with respect to the Class A Common Stock or the Class B Common Stock, the same consideration paid or otherwise distributed per share in respect of the Class B Common Stock or the Class A Common Stock, respectively; provided, however, that in the event that consideration is paid in capital stock or other securities of another entity, such securities need not be identical with respect to voting rights in order to be Equivalent Consideration. For the avoidance of doubt, compensation pursuant to any employment, consulting, severance or other compensatory arrangement to be paid to or received by a person who is also a holder of Class A Common Stock or Class B Common Stock does not constitute consideration in respect of the Class A Common Stock or Class B Common Stock.

(e) “Family Member” shall mean with respect to any Qualified Stockholder who is a natural person, the spouse, domestic partner, parents, grandparents, lineal descendants, siblings and lineal descendants of siblings (in each case whether by blood relation or adoption) of such Qualified Stockholder or such Qualified Stockholder’s spouse or domestic partner.

(f) “Final Conversion Date” means, following the closing of the IPO, 5:00 p.m. in New York City, New York on the first Trading Day falling on or after the date on which there are less than 12,500,000 outstanding shares of Class B Common Stock (subject to adjustment for any stock split, reverse stock split or other similar event affecting the Class B Common Stock after the filing date hereof).

(g) “Founder” means any of the following individuals and entities: (i) Darrell Cavens and Mark Vadon, (ii) any Permitted Entity of any of the foregoing individuals and (iii) any Permitted Transferee of any of the foregoing individuals or Permitted Entities.

(h) “IPO” means the Company’s first firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Class A Common Stock.

(i) “Permitted Entity” shall mean, with respect to a Qualified Stockholder, any corporation, partnership or limited liability company in which such Qualified Stockholder directly, or indirectly through one or more Permitted Transferees, owns shares, partnership interests or membership interests, as applicable, with sufficient Voting Control in the in the corporation, partnership or limited liability company, as the case may be, or otherwise has legally enforceable rights, such that the Qualified Stockholder retains either (i) sole dispositive power and exclusive Voting Control or (ii) if a Qualified Stockholder is a Founder, shared dispositive power and/or Voting Control with another Founder, in each case with respect to all shares of Class B Common Stock held of record by such corporation, partnership or limited liability company, as the case may be.

(j) “Permitted Transfer” shall mean, and be restricted to, any Transfer of a share of Class B Common Stock:

(i) by a Qualified Stockholder that is a natural person, to the trustee of a Permitted Trust of such Qualified Stockholder;

(ii) by the trustee of a Permitted Trust of a Qualified Stockholder, to the Qualified Stockholder or the trustee of any other Permitted Trust of such Qualified Stockholder;

(iii) by a Qualified Stockholder to any Permitted Entity of such Qualified Stockholder;

(iv) by a Permitted Entity of a Qualified Stockholder to the Qualified Stockholder or any other Permitted Entity of such Qualified Stockholder; or

(v) by a Founder to another Founder.

(k) “Permitted Transferee” shall mean a transferee of shares of Class B Common Stock received in a Transfer that constitutes a Permitted Transfer.

(l) “Permitted Trust” shall mean a bona fide trust for the benefit of a Qualified Stockholder, Family Members of the Qualified Stockholder or Qualified Charity, in each case so long as the Qualified Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust.

(m) “Qualified Charity” shall mean a domestic U.S. charitable organization, contributions to which are deductible for federal income, estate, gift and generation skipping transfer tax purposes.

(n) “Qualified Stockholder” shall mean (i) the registered holder of any shares of Class B Common Stock immediately prior to the closing date of the IPO; (ii) the initial registered holder of any shares of Class B Common Stock that are issued by the Company upon conversion of the Series Preferred or exercise of any Rights; and (iii) a Permitted Transferee.

(o) “Rights” means any option, warrant, conversion right or contractual right of any kind to acquire shares of the Company’s authorized but unissued capital stock issued prior to the closing date of the IPO.

(p) “Securities Exchange” means, at any time, the registered national securities exchange on which the Company’s Class A Common Stock is then principally listed or traded, which shall be either the New York Stock Exchange or NASDAQ Global Market (or similar national quotation system of the NASDAQ Stock Market) (“NASDAQ”) or any successor exchange of either the New York Stock Exchange or NASDAQ.

(q) “Trading Day” means any day on which the Securities Exchange is open for trading.

(r) “Transfer” of a share of Class B Common Stock shall mean any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, including, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control (as defined below) over such share by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer” within the meaning of this Article IV(E):

(i) the granting of a revocable proxy to officers or directors of the Company at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of stockholders;

(ii) entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class B Common Stock that (A) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Company, (B) either has a term not exceeding one year or is terminable by the holder of the shares subject thereto at any time and (C) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner; or

(iii) the pledge of shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a “Transfer” unless such foreclosure or similar action qualifies as a “Permitted Transfer”.

A “Transfer” shall also be deemed to have occurred with respect to a share of Class B Common Stock beneficially held by (1) an entity that is a Permitted Entity, if there occurs any act or circumstance that causes such entity to no longer be a Permitted Entity; (2) the trustee of a Permitted Trust, if there occurs any act or circumstance that causes such trust to no longer be a Permitted Trust; (3) an entity that is a Permitted Transferee, if there occurs any act or circumstance that causes the transferring Qualified Stockholder to no longer have sole dispositive power and exclusive Voting Control with respect to the shares held by such Permitted Transferee; or (4) an entity that is a Qualified Stockholder, if there occurs a Transfer on a cumulative basis, from and after the closing of the IPO, of a majority of the voting power of the voting securities of such entity or any direct or indirect Parent of such entity, other than a Transfer to parties that are, as of the closing of the IPO, holders of voting securities of any such entity or Parent of such entity. “Parent” of an entity shall mean any entity that directly or indirectly owns or controls a majority of the voting power of the voting securities of such entity.

(s) “Voting Control” shall mean, with respect to a share of Class B Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.

2. Rights relating to Distributions, Subdivisions, Combinations and Change of Control.

(a) Any Distributions paid or payable to the holders of shares of Class A Common Stock and Class B Common Stock shall be paid pro rata, on an equal priority, pari passu basis, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of the applicable class of stock treated adversely, voting separately as a class; provided, however, that in the event a Distributions is paid in the form of Class A Common Stock or Class B Common Stock (or any option, warrant, conversion right or contractual right of any kind to acquire shares of the Company’s Class A Common Stock or Class B Common Stock), then the holders of the Class A Common Stock shall receive Class A Common Stock (or any option, warrant, conversion right or contractual right of any kind to acquire shares of the Company’s Class A Common Stock) and holders of Class B Common Stock shall receive Class B Common Stock (or any option, warrant, conversion right or contractual right of any kind to acquire shares of the Company’s Class B Common Stock).

(b) If the Company in any manner subdivides or combines the outstanding shares of Class A Common Stock or Class B Common Stock, the outstanding shares of the other such class will be subdivided or combined in the same proportion and manner, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

(c) In connection with any Change of Control Transaction, shares of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any consideration into which such shares are converted or any consideration paid or otherwise distributed to stockholders of the Company, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class. Any merger or consolidation of the Company with or into any other entity, which is not a Change of Control Transaction, shall require approval by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class, unless (i) the shares of Class A Common Stock and Class B Common Stock remain outstanding and no other consideration is received in respect thereof or (ii) such shares are converted on a pro rata basis into shares of the surviving or parent entity in such transaction having identical rights to the shares of Class A Common Stock and Class B Common Stock, respectively.

3. Voting Rights.

(a) Class A Common Stock. Each holder of shares of Class A Common Stock shall be entitled to one (1) vote for each share thereof held.

(b) Class B Common Stock. Each holder of shares of Class B Common Stock shall be entitled to ten (10) votes for each share thereof held.

(c) Class B Common Stock Protective Provisions. Following the IPO, so long as any shares of Class B Common Stock remain outstanding, the Company shall not, without the approval by vote or written consent of the holders of a majority of the voting power of the Class B Common Stock then outstanding, voting together as a single class, directly or indirectly, or whether by amendment, or through merger, recapitalization, consolidation or otherwise:

(i) amend, alter, or repeal any provision of this Restated Certificate or the Bylaws of the Company (including any filing of a Certificate of Designation), that modifies the voting, conversion or other powers, preferences, or other special rights or privileges, or restrictions of the Class B Common Stock; or

(ii) reclassify any outstanding shares of Class A Common Stock of the Company into shares having rights as to dividends or liquidation that are senior to the Class B Common Stock or the right to more than one (1) vote for each share thereof.

(d) General. Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock, Class A Common Stock and Class B Common Stock shall vote together and not as separate series or classes.

4. Optional Conversion.

(a) Optional Conversion of the Class B Common Stock.

(i) At the option of the holder thereof, each one (1) share of Class B Common Stock shall be convertible upon the closing of the IPO or at any time thereafter into one (1) fully paid and nonassessable share of Class A Common Stock as provided herein.

(ii) Each holder of Class B Common Stock who elects to convert the same into shares of Class A Common Stock shall surrender the certificate or certificates therefor (if any), duly endorsed, at the office of the Company or any transfer agent for the Class A Common Stock or Class B Common Stock, and shall give written notice to the Company at such office that such holder elects to convert the same and shall state therein the number of shares of Class B Common Stock being converted. Thereupon the Company shall (1) if such shares are certificated, promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Class A Common Stock to which such holder is entitled upon such conversion or (2) if such shares are uncertificated, register such shares in book-entry form. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of, if such shares are certificated, such surrender of the certificate or certificates representing the shares of Class B Common Stock to be converted or, if such shares are uncertificated, then upon the written notice of such holder’s election to convert by this Article IV(E), Section 4(a)(ii). The person entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Class A Common Stock on such date. If a conversion election under this Article IV(I), Section 4(a)(ii) is made in connection with an underwritten offering of the Company’s securities pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of the holder tendering shares of Class B Common Stock for conversion, be conditioned upon the closing with the underwriters of the sale of the Company’s securities pursuant to such offering, in which event the holders making such elections who are entitled to receive Class A Common Stock upon conversion of their Class B Common Stock shall not be deemed to have converted such shares of Class B Common Stock until immediately after the closing of such sale of the Company’s securities in the offering.

5. Automatic Conversion.

(a) Automatic Conversion of the Class B Common Stock.

(i) Final Conversion Date. On the Final Conversion Date, each one (1) issued and outstanding share of Class B Common Stock shall automatically, without any further action, convert into one (1) fully paid and nonassessable share of Class A Common Stock. Following such conversion, the reissuance of all shares of Class B Common Stock shall be prohibited, and such shares shall be retired and cancelled in accordance with Section 243 of the DGCL and the filing with the Secretary of State of the State of Delaware required thereby, and upon such retirement and cancellation, all references to the Class B Common Stock in this Restated Certificate shall be eliminated. Upon the conversion of any then-outstanding Class B Common Stock into Class A Common Stock upon the Final Conversion Date, such conversion shall be deemed to have been made upon the Final Conversion Date. Upon conversion of Class B Common Stock into Class A Common Stock on the Final Conversion Date, all rights of holders of shares of Class B Common Stock shall cease and (a) if such shares are certificated, the person or persons in whose name or names the certificate or certificates representing the shares of Class A Common Stock are to be issued or (b) if such shares are not certificated, the person registered as the owner of such shares in book-entry form, shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock.

(ii) Conversion Upon Transfer(s).

(A) At any time following the closing of the IPO, each one (1) share of Class B Common Stock shall automatically be converted into one (1) fully paid and nonassessable share of Class A Common Stock upon a Transfer, other than a Permitted Transfer, of such share of Class B Common Stock. In addition, any shares of Class B Common Stock sold to the underwriters in connection with or upon the closing of the IPO shall be deemed a Transfer and result in the conversion of each such one (1) share of Class B Common Stock into one fully paid and nonassessable share of Class A Common Stock.

(B) Conversion pursuant to this Article IV(E), Section 5(a)(ii) shall occur automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates (if such shares are certificated) evidencing the shares of Class A Common Stock issuable upon such conversion unless the certificates evidencing such shares of Class B Common Stock are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Class B Common Stock, the holders of Class B Common Stock so converted shall surrender the certificates (if such shares are certificated) representing such shares at the office of the Company or any transfer agent for the Class A Common Stock. Thereupon, (A) if such shares are certificated, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Class A Common Stock into which the shares of Class B Common Stock surrendered were convertible on the date on which such automatic conversion occurred or (B) if such shares are uncertificated, such shares shall be registered in book-entry form.

(b) Conversion Upon Death or Disability. At any time following the closing of the IPO, each share of Class B Common Stock held of record by a natural person shall automatically, without any further action, convert into one fully paid and nonassessable share of Class A Common Stock upon the death of such stockholder or, solely with respect to the death or Disability of a Founder who is a natural person (the “Affected Founder”), each share of Class B Common Stock held of record by (i) the Affected Founder, (ii) any Permitted Entity of the

Affected Founder (excluding any Permitted Entity in which the Affected Founder shares Voting Control with another Founder, provided such other Founder retains Voting Control following such death or Disability) and (iii) any Permitted Transferee of the Affected Founder or such Permitted Entity under clause (ii) (collectively, the “Affected Holders”) shall automatically, without any further action, convert into one fully paid and nonassessable share of Class A Common Stock upon the death or Disability of such Affected Founder; provided, however, that if any such Affected Holder transfers exclusive Voting Control of shares of Class B Common Stock to another Founder (the “Surviving Founder”) which transfer of Voting Control is contingent or effective upon the death or Disability of the Affected Founder, then each share of Class B Common Stock held of record by such Affected Holder shall automatically convert into one fully paid and nonassessable share of Class A Common Stock upon the date which is the earlier of (i) nine (9) months after the date of the death or Disability of the Affected Founder, as the case may be, or (ii) the date upon which the Surviving Founder ceases to hold exclusive Voting Control over such shares of Class B Common Stock.

6. Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of the Class B Common Stock, as applicable, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of Class B Common Stock, as applicable, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock to such numbers of shares as shall be sufficient for such purpose.

7. Procedures. The Company may, from time to time, establish such policies and procedures relating to the conversion of the Class B Common Stock to Class A Common Stock and the general administration of this dual class stock structure, including the issuance of stock certificates with respect thereto, as it may deem necessary or advisable, and may from time to time request that holders of shares of Class B Common Stock furnish certifications, affidavits or other proof to the Company as it deems necessary to verify the ownership of Class B Common Stock, to confirm the validity of all Transfers purported to be Permitted Transfers, and to confirm that a conversion to Class A Common Stock has not occurred. A determination by the Secretary of the Company that a Transfer results in a conversion to Class A Common Stock shall be conclusive and binding.

V.

A. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for a breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

B. The Company shall have the power to indemnify, to the fullest extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

C. Any repeal or modification of this Article V shall only be prospective and shall not affect the rights under this Article V in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

VI.

For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A. The management of the business and the conduct of the affairs of the Company shall be vested in its Board. The number of directors which shall constitute the whole Board shall be fixed by the Board in the manner provided in the Bylaws, subject to any restrictions which may be set forth in this Restated Certificate.

B. The Board is expressly empowered to adopt, amend or repeal the Bylaws of the Company. The stockholders shall also have the power to adopt, amend or repeal the Bylaws of the Company; provided however, that in such case, in addition to any vote of the holders of any class or series of stock of the Company required by law or by this Certificate of Incorporation, the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the Company.

C. The directors of the Company need not be elected by written ballot unless the Bylaws so provide.

VII.

If a director of the Company is also a partner, member, agent, affiliate or employee of a stockholder (an “Investor”), and in his or her capacity as an Investor, and not as a director or employee of the Company, acquires knowledge of a potential transaction or matter that may be a corporate opportunity both for the Investor and the Company (a “Corporate Opportunity”), then: (i) such Corporate Opportunity shall belong to the Investor and not to the Company; (ii) the Company, to the extent allowed by law, waives any claim that the Investor should have presented the Corporate Opportunity to the Company or any of its affiliates; and (iii) such director shall, to the extent permitted by law, have no fiduciary or other duty or obligation to the Company and its stockholders with respect to such Corporate Opportunity, provided, such director acts in good faith.

* * * *

FOUR: This Sixth Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of the Company.

FIVE: This Sixth Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of said Company in accordance with Section 228 of the DGCL. This Sixth Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the Company.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, ZULILY, INC. has caused this Sixth Amended and Restated Certificate of Incorporation to be signed by its President this 17th day of October 2013.

ZULILY, INC.

/s/ Darrell Cavens
Darrell Cavens, President

[SIGNATURE PAGE TO SIXTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION]